NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 13, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 30, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Dresser-Rand Group Inc. and Dynamo Acquisition Corporation a wholly owned subsidiary of Siemens Energy, Inc. which is a wholly owned subsidiary of Siemens Corporation and an indirect subsidiary of Siemens AG, became effective on June 30, 2015. Each share of Common Stock of Dresser-Rand Group Inc. was converted into cash in the amount of $85.20. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 1, 2015.